Exhibit 5.1

December 3, 2012

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, Vermont 05701

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of up to $128,035,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2019 (the “Exchange Notes”) of Casella Waste Systems, Inc., a Delaware corporation (the “Company”). The Exchange Notes are to be issued pursuant to an indenture, dated as of February 7, 2011, among the Company, the guarantors listed therein and U.S. Bank National Association, as trustee (the “Trustee”) (the “Indenture”).

The Exchange Notes are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate principal amount of currently outstanding 7.75% Senior Subordinated Notes due 2019 (the “Old Notes”).

The Old Notes are fully and unconditionally guaranteed by those subsidiaries of the Company (each individually a “Guarantor” and collectively the “Guarantors”) party to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 9, 2009, as amended by the Amended and Restated Credit Agreement, dated as of March 18, 2011, as amended, by and among Casella, the Guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Exchange Notes will be fully and unconditionally guaranteed by the Guarantors (the “Exchange Guarantees”).

We are acting as counsel for the Company in connection with the issuance by the Company of the Exchange Notes. We have examined signed copies of the Registration Statement, dated as of October 9, 2012, by and among the Company, the guarantors party thereto and the Initial Purchasers (as defined therein), as filed with the Commission. We have also examined and relied upon the Registration Rights Agreement, the Indenture, the forms of the Exchange Notes included in the Indenture, resolutions adopted by the board of directors of the Company and the governing bodies of each of the Guarantors, as provided to us by the Company, the certificate of incorporation and by-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company and each of the Guarantors provided to us by the Company.

We have assumed the due execution and delivery, pursuant to due authorization, of the Indenture by the Trustee, that the Trustee has all requisite power and authority to effect the transactions contemplated by the Indenture, and that the Trustee or an authenticating agent for the Trustee will duly authenticate the Exchange Notes pursuant to the Indenture. We have also assumed that the Indenture is the valid and binding obligation of the Trustee and is enforceable against the Trustee in accordance with its terms. We have assumed that there will not have occurred, prior to the date of issuance of the Exchange Notes, any change in law affecting the validity or enforceability of the Exchange Notes or the Exchange Guarantees; that at the time of the issuance of the Exchange Notes, the Exchange Guarantees will have been duly authorized, executed and delivered by the Guarantors in accordance with all applicable laws (excepting the Delaware General Corporation Law (the “DGCL”), the state laws of the State of New York and the federal laws of the United States of America); and that neither the Company nor the Guarantors shall have taken any action to rescind or otherwise reduce their prior authorization of the Exchange Notes and the Exchange Guarantees.

For the purposes of our opinion expressed below regarding the binding obligations of the Guarantors, we have relied on:

A. an opinion letter, dated December 3, 2012, from Pierce Atwood LLP to the Company (i) as to the due organization, valid existence and good standing of Casella Recycling, LLC, KTI Bio Fuels, Inc., KTI Specialty Waste Services, Inc., Maine Energy Recovery Company, Limited Partnership, New England Waste Services of ME, Inc., NEWSME Landfill Operations LLC and Pine Tree Waste, Inc. (the “Maine Guarantors”); (ii) that each of the Maine Guarantors has the corporate power and corporate authority to perform its obligations under the Guarantees; and (iii) that the Guarantees have been duly authorized for issuance pursuant to the Indenture and have been duly executed by each Maine Guarantor.

B. an opinion letter, dated December 3, 2012, from Cohen & Grigsby, PC to the Company (i) as to the due organization, valid existence and good standing of Casella Waste Management of Pennsylvania, Inc. (the “Pennsylvania Guarantor”); (ii) that the Pennsylvania Guarantor has the corporate power and corporate authority to perform its obligations under the Guarantees; and (iii) that the Guarantees have been duly authorized for issuance pursuant to the Indenture and have been duly executed by the Pennsylvania Guarantor.

C. an opinion letter, dated December 3, 2012, from Fox Rothschild LLP to the Company (i) as to the due organization, valid existence and good standing of KTI, Inc. and KTI Environmental Group, Inc. (the “New Jersey Guarantors”); (ii) that each of the New Jersey Guarantors has the corporate power and corporate authority to perform its obligations under the Guarantees; and (iii) that the Guarantees have been duly authorized for issuance pursuant to the Indenture and have been duly executed by each New Jersey Guarantor.

D. an opinion letter, dated December 3, 2012, from Cleveland, Waters & Bass, P.A. to the Company (i) as to the due organization, valid existence and good standing of Colebrook Landfill, LLC, CWM All Waste LLC and Forest Acquisitions, Inc. (the “New Hampshire Guarantors”); (ii) that each of the New Hampshire Guarantors has the corporate power and corporate authority to perform its obligations under the Guarantees; and (iii) that the Guarantees have been duly authorized for issuance pursuant to the Indenture and have been duly executed by each New Hampshire Guarantor.

E. an opinion letter, dated December 3, 2012, from Paul Frank + Collins, P.C. to the Company (i) as to the due organization, valid existence and good standing of All Cycle Waste, Inc., Bristol Waste Management, Inc., C.V. Landfill, Inc., Casella Major Account Services, LLC, Casella Transportation, Inc., Casella Waste Management, Inc., New England Waste Services of Vermont, Inc., New England Waste Services, Inc., Newbury Waste Management, Inc., Sunderland Waste Management, Inc. and Winters Brothers, Inc. (the “Vermont Guarantors”); (ii) that each of the Vermont Guarantors has the corporate power and corporate authority to perform its obligations under the Guarantees; and (iii) that the Guarantees have been duly authorized for issuance pursuant to the Indenture and have been duly executed by each Vermont Guarantor.

F. an opinion letter, dated December 3, 2012, from Brooks, Pierce, McLendon, Humphrey & Leonard, LLP to the Company (i) as to the due organization, valid existence and good standing of U.S. Fiber, LLC (the “North Carolina Guarantor”); (ii) that the North Carolina Guarantor has the corporate power and corporate authority to perform its obligations under the Guarantees; and (iii) that the Guarantees have been duly authorized for issuance pursuant to the Indenture and have been duly executed by the North Carolina Guarantor.

We express no opinion herein as to the laws of any jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Commonwealth of Virginia, the State of New York, the DGCL and the federal laws of the United States of America.

Our opinions below are qualified to the extent that they may be subject to or affected by (x) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (y) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (z) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense.

Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes and the Exchange Guarantees, when the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in the manner provided by the Indenture and issued and delivered against surrender of the Old Notes in accordance with the terms and conditions of the Registration Rights Agreement, the Indenture and the Exchange Offer, will be valid and binding obligations of the Company and the Guarantors, respectively.

It is understood that this opinion is to be used only in connection with the offer and exchange of the Exchange Notes while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to Amendment No. 1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

/s/ JEFFREY A. STEIN

By:	Jeffrey A. Stein, a Partner